Exhibit 10.2

PENNYMAC FINANCIAL SERVICES, INC.

2013 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT SUBJECT TO PERFORMANCE COMPONENTS

AWARD AGREEMENT

THIS AGREEMENT is dated as of _________, between PennyMac Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in the table below (the “Recipient”).

Recipient

Grant Date

Number of RSUs Subject to Performance Components

Performance Period

1.         Grant of Restricted Stock Units.  Subject to the terms and conditions of this Award Agreement and the Company’s 2013 Equity Incentive Plan, as the same may be amended, modified, supplemented or interpreted from time to time (the “Plan”), including without limitation the vesting provisions set forth in Section 2, the Company hereby grants to the Recipient, with effect as of the Grant Date specified above, the above indicated number of restricted stock units (the “RSUs”) to obtain for each RSU that is subject to vesting based on the satisfaction of performance components, one fully paid and nonassessable share of Class A Common Stock, par value $0.0001 per share, in the Company (the “Stock”) if (a) the Variance to Target is 0% for performance component 1, and (b) the Rating is [    ] for performance component 2, all as set forth on Exhibit A attached hereto, or such greater number (up to a maximum of [     ] shares of Stock) or lesser number as is obtained by applying the sliding scale percentage factors that are to be applied to the various performance components as set forth on such Exhibit A.

2.         Vesting and Settlement.

2.1      The RSUs subject to vesting based on satisfaction of performance components are subject to cumulative achievement of goals based on the following performance components: (1) the Pre-Tax Return on Equity of Private National Acceptance Company, LLC (“PNMAC”), and (2) the Recipient’s Individual Effectiveness, in the amounts and each as further described in Exhibit A attached hereto.  The RSUs subject to vesting based on satisfaction of performance components shall vest in a lump sum on the date the Committee determines that the goals based on the performance components have been satisfied, subject to the Recipient’s continued service through such date.  The Recipient’s satisfaction of goals based on performance components shall be determined by the Committee in its sole discretion.  The shares of Stock earned as such RSUs vest will be transferred or issued to the Recipient (or his or her estate, in the event of his or her death) promptly after they vest, but in any event not later than the 15th day of the third month following the end of the calendar year in which such RSUs become vested.  Notwithstanding anything to the contrary in this Agreement, if any settlement of RSUs would otherwise result in the issuance of a fractional share to the Recipient after aggregating all shares and fractional shares to be issued to the Recipient in connection with such settlement, then any such final fractional share shall be eliminated and the Company shall pay to the Recipient, in lieu thereof, cash in an amount equal to (i) the average closing price of a share of Stock during the 10 most recent trading days prior to the date of issuance of the other shares issued in settlement of such RSU, multiplied by (ii) such fractional amount.

2.2      Until the RSUs vest and are issued pursuant to the terms of this Award Agreement, the Recipient shall have no rights as a stockholder, such as the right to vote or to receive dividends in respect of the Stock covered by this Award.

2.3      The Recipient’s name shall be entered as the stockholder of record on the books and records of the transfer agent for the Company with respect to the Stock issuable pursuant to Section 2.1 only upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements of this Agreement and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Recipient.  Notwithstanding anything to the contrary in this Agreement, no Stock shall be issued in settlement of vested RSUs if the issuance of such shares would constitute a violation of any applicable federal or state securities law or other law or regulation.  As a condition to the issuance of Stock to the Recipient pursuant to Section 2.1, the Company may require the Recipient to make any representation or warranty to the Company at the time vested Stock becomes issuable to the Recipient as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement.  Accordingly, the stock certificates for the Stock issued pursuant to this Award may bear appropriate legends restricting the transfer of the Stock.

3.         Effect of Termination.   Unless otherwise expressly provided herein, no RSUs shall vest following the date (the Recipient’s “Termination Date”), reasonably fixed and determined by the Committee, of the voluntary or involuntary termination of the Recipient’s employment or other association with all of the Company and its Affiliates, for any or no reason whatsoever; provided, however, that military or sick leave shall not be deemed a termination of employment or other association, if it does not exceed the longer of 90 days or the period during which the Recipient’s reemployment rights, if any, are guaranteed by statute or by contract.  As of the Recipient’s Termination Date, unless otherwise expressly provided herein, all of the then unvested RSUs shall be forfeited by the Recipient or any transferee.

3.1      Termination of Employment Due to Retirement. Prior to the vesting and settlement of the RSUs, (i) if the Recipient’s employment or other association with the Company is terminated due to Retirement (as defined below) and the Company does not have grounds to terminate Recipient’s employment or other association with the Company for cause, and (ii) provided the Recipient has executed and continues to comply with the terms of an agreement not to provide services as an employee, director, consultant, agent, or otherwise, to any of the Company’s direct competitors for a period of two (2) years from the date of Retirement (the “Retirement Date”), then the Recipient’s RSUs shall continue to vest after the date of Retirement Date in accordance with the original terms of such RSUs. Notwithstanding the foregoing, (i) if the Retirement Date occurs during the nine-month period immediately following the Grant Date, then all of the RSUs shall be forfeited; and (ii) if the Retirement Date occurs during the three-month period prior to the first anniversary of the Grant Date, then the Recipient shall be eligible to earn a number of shares of Stock in the manner and as provided in

Section 2 above (pro-rated based on (A) the number of full months of the Recipient’s employment from the beginning of the performance period through the Retirement Date divided by (B) the total number of months in the performance period) and the remaining RSUs shall be forfeited. “Retirement” shall mean voluntary termination of employment after the age of sixty (60) with at least ten (10) years of combined service to the Company and/or any of its subsidiaries; provided, however, that if the Recipient elects to terminate employment in connection with a Retirement, the Recipient must provide the Company with a minimum of (x) six (6) months prior written notice of such Retirement if such Recipient’s title is at the senior vice president level and above, or (y) three (3) months prior written notice of such Retirement if such Recipient’s title is at the first vice president level and below.

3.2      Termination of Employment Due to Death. If, prior to vesting and settlement of the RSUs, the Recipient’s employment or other association with the Company is terminated due to his/her death and the Company does not have grounds to terminate Recipient’s employment or other association with the Company for cause, then the Recipient’s RSUs shall vest and be settled in a number of shares of Stock based on the Company’s cumulative performance achievement during the performance period and through the most recent fiscal quarter end and not to exceed 100% payout if such termination due to death occurs prior to the end of the performance period (pro-rated based on (A) the number of full months of the Recipient’s employment from the beginning of the performance period through the date of termination due to death divided by (B) the total number of months in the performance period); provided, however, that if the Recipient’s termination due to death occurs during the one-month period following the Grant Date, the RSUs shall be forfeited.

3.3      Termination of Employment Due to Disability. If, prior to vesting and settlement of the RSUs, the Recipient’s employment or other association with the Company is terminated due to his/her Disability (as defined below) and the Company does not have grounds to terminate Recipient’s employment or other association with the Company for cause, then the Recipient’s RSUs shall vest and be settled in the manner and as provided in Section 2 with achievement not to exceed 100% payout if such termination due to Disability occurs prior to the end of the performance period (pro-rated based on (A) the number of full months of the Recipient’s employment from the beginning of the performance period through the date of termination due to Disability divided by (B) the total number of months in the performance period) and the remaining RSUs shall be forfeited; provided, however, that if the Recipient’s termination due to Disability occurs during the one-month period following the Grant Date, all of the RSUs shall be forfeited. “Disability” shall mean the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or otherwise continue for a period of not less than twelve (12) consecutive months.

4.         Restrictions on Transfer.  The RSUs may not be assigned or transferred (by operation of law or otherwise) except by will or the laws of descent and distribution.

5.         Miscellaneous.

5.1      No Special Service Rights.  Nothing contained in this Award Agreement shall confer upon the Recipient any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the Recipient’s employment or other association with the Company and its Affiliates.

5.2      Entire Agreement; Counterparts.  This Award Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.  This Award Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.  In making proof of this Award Agreement it shall not be necessary to produce or account for more than one such counterpart.

5.3      Tax Consequences.   The Company makes no representation or warranty as to the tax treatment to the Recipient of receipt of these RSUs, and does not warrant to the Recipient that all compensation paid or delivered to him or her for his or her services will be exempt from, or paid in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.  The Recipient should rely on his or her own tax advisors for all such advice.

5.4      Community Property.  To the extent the Recipient resides in a jurisdiction in which community property rules apply, without prejudice to the actual rights of the spouses as between each other, for all purposes of this Award Agreement, the Recipient shall be treated as agent and attorney-in-fact for that interest held or claimed by the Recipient’s spouse with respect to these RSUs and the parties hereto shall act in all matters as if the Recipient was the sole owner of these RSUs.  This appointment is coupled with an interest and is irrevocable.

6.         Receipt of Plan.  The RSUs were awarded under the Plan, to which this Award Agreement is subject in all respects, including without limitation the adjustment and tax withholding provisions therein.  All capitalized terms used in this Award Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. The Recipient has reviewed and understands the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement.  The Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement.

IN WITNESS WHEREOF, the Recipient and the Company have entered into this Award Agreement as of the Grant Date.

PENNYMAC FINANCIAL SERVICES, INC.

EXHIBIT A

PFSI Equity Incentive Plan Performance Objectives [Year] – [Chiefs /Non Chiefs]

Award Components	Component	Comments	Target	% of Total
1. PNMAC Pre-Tax Return on Equity (ROE)
2. Individual Effectiveness

Pay-Out Scale for Component 1	Achievement	Factor

Multiplier Scale for Component 2	Rating	Factor	Description
	5		Outstanding
	4		Exceeds Expectations
	3		Meets Expectations
	2		Needs Improvement
	1		Unsatisfactory